UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2016 (October 27, 2016)

Array BioPharma Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-16633	84-1460811
(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Walnut Street, Boulder, Colorado	80301
(Address of Principal Executive Offices)	(Zip Code)

(303) 381-6600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.                Submission of Matters To a Vote of Security Holders

On October 27, 2016, the Company held its Annual Meeting. There were 110,487,389 shares of common stock represented in person or by valid proxies at the Annual Meeting and entitled to be voted, representing 76% of the 145,022,564 shares of common stock outstanding as of the August 31, 2016 record date. The stockholders voted on four proposals at the Annual Meeting. The proposals are described in detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission dated September 12, 2016. The following is a tabulation of the final voting results for each of the proposals presented and voted on at the Annual Meeting.

Proposal 1: The Company’s stockholders elected two Class I Directors, each to serve for a three-year term expiring at the 2019 annual meeting of stockholders and until their respective successors have been duly elected and qualified. The votes regarding this proposal were as follows:

	Votes For	Votes Withheld	Broker Non-Votes
John Orwin	79,283,017	5,622,662	25,581,710
Gil J. Van Lunsen	79,902,201	5,003,478	25,581,710

Proposal 2:  The Company’s stockholders approved an increase in the number of shares of common stock reserved for issuance under the Array BioPharma Inc. Employee Stock Purchase plan by an additional 750,000 shares to 6,000,000 shares. The votes regarding this proposal were as follows:

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
83,677,653	990,303	237,723	25,581,710

Proposal 3: The Company’s stockholders approved the advisory vote on executive compensation. The votes regarding this proposal were as follows:

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
78,323,098	6,401,946	180,635	25,581,710

Proposal 4: The Company’s stockholders ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2017. The votes regarding this proposal were as follows:

Votes For	Votes Against	Votes Abstained
109,098,308	662,849	726,232

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2016	Array BioPharma Inc.

	By:	/s/ Jason Haddock
Jason Haddock
Chief Financial Officer